UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2009
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

Eaton Center
Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
(216) 523-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 28, 2009, Eaton Corporation (the “Company”) announced that Randy W. Carson, Chief Executive Officer — Electrical Group, informed the Company and its Board of Directors that he will retire effective May 1, 2009. Thomas S. Gross has been elected to the position of Vice Chairman and Chief Operating Officer — Electrical Sector, effective February 1, 2009, as successor to Mr. Carson.
     Pursuant to the terms of the applicable Stock Plans of the Company, the Compensation and Organization Committee of the Board of Directors has exercised its discretionary authority to provide Mr. Carson with customary benefits for retiring senior executives of the Company, which includes vesting of stock options and restricted shares. In addition, the Committee has approved a total payment equivalent to 12 months of Mr. Carson’s current salary and 100% of his 2009 target incentive compensation and certain modifications to certain agreements relating to restricted shares previously awarded to Mr. Carson. Under the agreements, as so modified, a total of 2,800 restricted shares which otherwise would have been forfeited upon Mr. Carson’s retirement instead will vest on April 30, 2009. In consideration for the payment representing salary and incentive compensation and the vesting of the restricted shares, Mr. Carson has agreed to provide advice from time to time through year-end 2010 as reasonably requested by the senior management of the Company’s Electrical Sector.
     A copy of the press release issued by the Company on January 28, 2009 announcing Mr. Carson’s retirement, the election of Mr. Gross, and a reorganization of the Company’s businesses, is included as Exhibit 99.1 to this Report and is incorporated herein by reference. A copy of the form of the Company’s Restricted Share Agreements is filed as Exhibit 10(ff) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

Number	Exhibit

10.1	Form of Restricted Share Agreement — filed as Exhibit 10(ff) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

99.1	Press Release, issued on January 28, 2009 — included with this report.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON CORPORATION
Date: January 28, 2009	/s/ R. H. Fearon
R. H. Fearon
Executive Vice President - Chief Financial and Planning Officer